Exhibit 99.1
News Release

Investor Relations Contact:	Investor Relations Contact:
Steven Melman, VP, Investor Relations	Sonia Segovia, IR Coordinator
PDF Solutions, Inc.	PDF Solutions, Inc.
Tel: (408) 938-6445	Tel: (408) 938-6491
Email: steve.melman@pdf.com	Email: sonia.segovia@pdf.com
PDF Solutions® Receives Notice Pursuant
to Nasdaq Marketplace Rule 4803(a)
Sue Billat Resigns from Board to Spend More Time with Family
SAN JOSE, Calif.—August 8, 2008—PDF Solutions, Inc. (Nasdaq: PDFS), the leading provider of yield improvement technologies and services for the integrated circuit (IC) manufacturing process life cycle, today announced that the Company received a letter on August 6, 2008 from the staff of the Nasdaq Stock Market stating that the Company is not currently in compliance with Nasdaq Marketplace Rule 4350(d)(2), which requires listed companies to have at least three members on the Board’s Audit Committee, and Nasdaq Marketplace Rule 4350(c)(1), which requires listed companies to have a majority of independent board members. Such notice was the result of the August 4, 2008 resignation of Susan H. Billat from the Board of Directors (including her position as a member of the Board’s Audit Committee) to spend more time with her family. Her resignation was not as a result of a disagreement with the Company on any matter relating to its operations, policies or practices. Ms. Billat’s resignation has temporarily reduced PDF Solution’s Audit Committee to two members and results in less than a majority of independent directors on the Company’s Board of Directors. Nasdaq has requested that the Company regain compliance with these Nasdaq rules no later than the earlier of PDF’s next annual meeting of stockholders or August 4, 2009.
Ms. Billat has served on the PDF Solutions Board of Directors since September 2003. “We thank Sue for her contribution to the growth of PDF Solutions over the last 5 years and wish her well in her future endeavors,” stated John Kibarian, PDF Solutions Chief Executive Officer and President.
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About PDF Solutions:
PDF Solutions, Inc. (NASDAQ: PDFS) is the leading provider of yield improvement technologies and services for the IC manufacturing process life cycle. PDF Solutions offers solutions that are designed to enable clients to lower costs of IC design and manufacture, enhance time to market, and improve profitability by addressing design and manufacturing interactions from product design to initial process ramps to mature manufacturing operations. PDF Solutions’ Characterization Vehicle® (CV®) test chips provide the core modeling capabilities, and are used by more leading manufacturers than any other test chips in the industry. PDF Solutions’ industry leading yield management system software, dataPOWER®, and fault detection and classification software, mæstria®, enhance yield improvement and production control activities at leading fabs around the world. Headquartered in San Jose, Calif., PDF Solutions operates worldwide with additional offices in China, Europe, Japan, Korea, Singapore, and Taiwan. For the company’s latest news and information, visit http://www.pdf.com/.
Characterization Vehicle, CV, dataPOWER, mæstria, PDF Solutions, and the PDF Solutions logo are registered trademarks of PDF Solutions, Inc.